Exhibit 10.1
FIVE YEAR CREDIT AGREEMENT
Dated as of September 12, 2005
          LAFARGE NORTH AMERICA INC., a Maryland corporation (the “Company”), LAFARGE CANADA INC., a Canadian federal corporation (“Lafarge Canada”), the Significant Subsidiaries of the Company listed on the signature pages hereof (the Company, Lafarge Canada and each such Significant Subsidiary, an “Initial Borrower” and collectively, the “Initial Borrowers”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent, CITIGROUP GLOBAL MARKETS INC. and WACHOVIA SECURITIES, INC., as joint lead arrangers and joint bookrunners, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
               Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acceptance Note” shall mean a non-interest bearing promissory note of a Borrower purchased by a Non-BA Lender.
          “Advance” means a Revolving Credit Advance, a Canadian Advance or a Competitive Bid Advance.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
          “Agent’s Account” means the accounts of the Agent for purposes of transactions under this Agreement as are designated in writing from time to time by the Agent to the Company and the Lenders.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance, such Lender’s Canadian Domestic Lending Office in the case of a Canadian Prime Rate Advance, such Lender’s BA Lending Office in the case of a Drawing and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.
          “Applicable Margin” means (a) for Base Rate Advances, 0% per annum, (b) for Canadian Prime Rate Advances, 0% per annum and (c) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for
S&P/Moody’s	Eurodollar Rate Advances
Level 1 A or A2 or above	0.175%
Level 2 A- or A3 or above	0.270%

Public Debt Rating	Applicable Margin for
S&P/Moody’s	Eurodollar Rate Advances
Level 3 BBB+ or Baa1	0.350%
Level 4 BBB or Baa2	0.425%
Level 5 BBB- and Baa3	0.500%
Level 6 Less than Level 5	0.550%
          “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Percentage
Level 1 A or A2 or above	0.075%
Level 2 A- or A3 or above	0.080%
Level 3 BBB+ or Baa1	0.100%
Level 4 BBB or Baa2	0.125%
Level 5 BBB- and Baa3	0.150%
Level 6 Less than Level 5	0.200%
          “Applicable Stamping Fee” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Stamping Fee
Level 1 A or A2 or above	0.175%
Level 2 A- or A3 or above	0.270%
Level 3 BBB+ or Baa1	0.350%
Level 4 BBB or Baa2	0.425%
Level 5 BBB- and Baa3	0.500%
Level 6 Less than Level 5	0.550%
          “Applicable Utilization Fee” means, as of any date that the aggregate Advances exceed 50% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Utilization Fee
Level 1 A or A2 or above	0.075%
Level 2 A- or A3 or above	0.100%
Level 3 BBB+ or Baa1	0.100%
Level 4 BBB or Baa2	0.100%
Level 5 BBB- and Baa3	0.100%
Level 6 Less than Level 5	0.250%
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
          “Assuming Lender” has the meaning specified in Section 2.20(d).
          “Assumption Agreement” has the meaning specified in Section 2.20(d)(ii).
          “BA Advance” means the acceptance of a Draft or the purchase of a Bankers’ Acceptance or Acceptance Note by a Lender for the account of Lafarge Canada.
          “BA Lending Office” means, in the case of each Lender, the office of such Lender set forth as its “BA Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender in Canada as such Lender may from time to time specify to Lafarge Canada and the Agent for such purpose.
          “BA Rate” means, for all Bankers’ Acceptances or Acceptance Notes comprising part of the same Drawing to be purchased by (a) a Canadian Lender named on Schedule I to the Bank Act (Canada), the average rate (calculated on an annual basis of a year of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple) for Canadian Dollar Bankers’ Acceptances having a comparable term that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers’ acceptances) at 10:00 A.M. (Toronto time) or, if such rate is not available at such time, the BA Rate in respect of such Bankers’ Acceptances shall be the arithmetic average of the discount rates (calculated on an annual basis of a year of 365 days) and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple, quoted by each Canadian Reference Lender at 9:30 a.m. (Toronto time) on the date of such Drawing as the discount rate at which such Reference Lender would purchase, on such date, its own bankers’ acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Acceptance Notes to be acquired by such Lender as part of such Drawing, or (b) a Canadian Lender other than a Canadian Lender named on Schedule I to the Bank Act (Canada), the lesser of (i) the rate advised by such Canadian Lender to the Agent as being the discount rate of such Canadian Lender (calculated on an annual basis of a year of 365 days) at 10:00 A.M. (Toronto time) on the applicable purchase date for bankers’ acceptances of such Canadian Lender having a comparable face amount and identical maturity date to the face amount and maturity date of such Bankers’ Acceptance or Acceptance Note, and (ii) the rate determined by the Agent in accordance with (a) above plus 0.10% per annum.
          “Bankers’ Acceptance” has the meaning specified in Section 2.01(c).
          “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
               (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month US Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring US Dollar deposits of Citibank in the United States; and
               (c) 1/2 of one percent per annum above the Federal Funds Rate.
          “Base Rate Advance” means a Revolving Credit Advance denominated in US Dollars that bears interest as provided in Section 2.08(a)(i).
          “Borrower” means each Initial Borrower and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 10.08.
          “Borrowing” means a Revolving Credit Borrowing, a Canadian Borrowing or a Competitive Bid Borrowing.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market; and if the applicable Business Day relates to a Canadian Advance, on which banks are open for business in Toronto, Ontario, Canada.
          “Canadian Advance” means an advance under the Canadian Facility made in Canadian Dollars to Lafarge Canada or the acceptance of a Draft or purchase of a Bankers’ Acceptance or Acceptance Note by a Lender for the account of Lafarge Canada as part of a Canadian Borrowing and refers to a Canadian Prime Rate Advance or a BA Advance (each of which shall be a “Type” of Canadian Advance).
          “Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Advances made by the Canadian Lenders pursuant to Section 2.01(b) or (c).
          “Canadian Commitment” means, with respect to any Canadian Lender at any time, the US Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Canadian Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the US Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 10.07(d) as such Lender’s “Canadian Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.06.
          “Canadian Dollars” and the “CN$” sign each means the lawful currency of Canada.
          “Canadian Domestic Lending Office” means, with respect to any Canadian Lender, the office of such Lender specified as its “Canadian Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender in Canada as such Lender may from time to time specify to Lafarge Canada and the Agent.
          “Canadian Facility” means, at any time, the aggregate amount of the Canadian Commitments at such time.
          “Canadian Guarantor” means the Company and each Subsidiary of Lafarge Canada that shall be required to become a party to this Agreement pursuant to Section 5.01(l).
          “Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Agent when calculating interest due by it or owing to it from or in connection with correction of errors between it and other Canadian chartered banks.
          “Canadian Lender” means any Lender that has (together with its Affiliates) a Canadian Commitment and a Revolving Credit Commitment.
          “Canadian Note” means a promissory note of Lafarge Canada payable to the order of any Canadian Lender, delivered pursuant to a request made under Section 2.18, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of Lafarge Canada to such Lender resulting from the Canadian Advances made by such Lender to Lafarge Canada.
          “Canadian Prime Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
               (a) the average of the prime commercial lending rates of the Canadian Reference Lenders that publicly announce their prime commercial lending rate from time to time for commercial loans made by such Canadian Reference Lenders in Canadian Dollars in Canada; and
               (b) 1/2 of 1% per annum above the rate quoted for 30-day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or any replacement page) as of 10:00 a.m. (Toronto time) on the date of determination.
          “Canadian Prime Rate Advance” means a Canadian Advance that bears interest as provided in Section 2.08(a)(ii).
          “Canadian Reference Lenders” means Citibank Canada, Bank of Montreal and The Bank of Nova Scotia; provided that, if any of the foregoing shall cease to be a Lender, the term “Canadian Reference Lenders” shall no longer include such Lender and shall thereafter include such Lender as the Agent shall designate as a replacement Canadian Reference Lender, which designation shall be made with the consent of such replacement Canadian Reference Lender and Lafarge Canada, which consent shall not be unreasonably withheld or delayed and provided, further, that if any Lenders are banks set forth in Schedule I of the Bank Act (Canada), at least one of the Canadian Reference Lenders will be such a Schedule I bank.
          “Cash Collateral Account” means a cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          “Citibank Canada” means Citibank, N.A., Canadian Branch.
          “Commitment” means a Revolving Credit Commitment or a Canadian Commitment.
          “Commitment Date” has the meaning specified in Section 2.20(b).
          “Commitment Increase” has the meaning specified in Section 2.20(a).
          “Committed Advance” means a Revolving Credit Advance or a Canadian Advance.
          “Committed Borrowing” means a Revolving Credit Borrowing or a Canadian Borrowing.
          “Competitive Bid Advance” means an advance by a Lender to any US Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.
          “Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.
          “Competitive Bid Note” means a promissory note of a US Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such US Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.
          “Confidential Information” means confidential or proprietary information that any Borrower furnishes to the Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than any Borrower that, to the knowledge of the Agent or such Lender, is subject to a confidentiality arrangement with such Borrower.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (f) all Synthetic Lease Liabilities of such Person, (g) all Invested Amounts, (h) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed by such Person, or in effect guaranteed by such Person and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, which Debt, in the case of this clause (i) shall be deemed not to exceed the fair market value of such encumbered property.
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          “Designated Subsidiary” means any Subsidiary designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 10.08.

          “Designation Letter” means a letter entered into by a Designated Subsidiary, the Company and the Agent, in substantially the form of Exhibit E hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 10.08.
          “Disclosed Litigation” has the meaning specified in Section 3.01(b).
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Draft” means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by Lafarge Canada on any Canadian Lender, in substantially the form of Exhibit A-4, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.
          “Drawing” means the simultaneous acceptance of Drafts and purchase of Bankers’ Acceptances or Acceptance Notes by the Canadian Lenders, in accordance with Section 2.04(a).
          “Drawing Fee” means, with respect to each Bankers’ Acceptance or Acceptance Note, an amount equal to (a) the Applicable Stamping Fee in effect on the date of the Drawing or renewal, as the case may be, of such Bankers’ Acceptance or Acceptance Note, provided that at any time that Default Interest is required to be paid under Section 2.08(b), the Applicable Stamping Fee shall be increased by 2% per annum multiplied by (b) the Face Amount of such Bankers’ Acceptance or Acceptance Note, calculated on the basis of the term to maturity of such Bankers’ Acceptance or Acceptance Note and a year of 365 days.
          “Drawing Purchase Price” means, with respect to each Bankers’ Acceptance or Acceptance Note to be purchased and/or accepted by any Canadian Lender at any time, the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers’ Acceptance or Acceptance Note, by (ii) the sum of (A) one and (B) the product of (1) the BA Rate in effect at such time (expressed as a decimal fraction) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance or Acceptance Note and the denominator of which is 365 days.
          “EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense net of interest income, (b) income tax expense, (c) depreciation expense, (d) depletion expense and (e) amortization expense, in each case determined in accordance with GAAP for such period.
          “Effective Date” has the meaning specified in Section 3.01.
          “Eligible Assignee” means (a) in respect of the Revolving Credit Facility (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.07, the Company, such approval not to be unreasonably withheld or delayed and (b) in respect of the Canadian Facility, any Eligible Assignee described in clause (a) above that is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada), provided, however, that neither any Borrower nor an Affiliate of any Borrower shall qualify as an Eligible Assignee.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equivalent” in (a) US Dollars of Canadian Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Citibank Canada’s principal office in Toronto, Ontario offers to exchange US Dollars for Canadian Dollars in Toronto, Ontario at 11:00 a.m. (Toronto time) on such date and (b) in Canadian Dollars of US Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Citibank’s principal office in New York City, New York offers to exchange Canadian Dollars for US Dollars in New York City, New York at 11:00 a.m. (New York City time) on such date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.
          “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.
          “Eurodollar Rate Advance” means a Revolving Credit Advance denominated in US Dollars that bears interest as provided in Section 2.08(a)(iii).
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.
          “Events of Default” has the meaning specified in Section 6.01.
          “Face Amount” means, with respect of any Bankers’ Acceptance or Acceptance Note, the amount payable to the holder of such Bankers’ Acceptance or Acceptance Note on its then existing Maturity Date.
          “Facility” means the Revolving Credit Facility or the Canadian Facility.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i).
          “GAAP” has the meaning specified in Section 1.03.
          “Guaranteed Obligations” has the meaning specified in Section 8.01.
          “Guaranty Supplement” has the meaning specified in Section 8.06.
          “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity future or option contracts and other similar agreements.
          “Increase Date” has the meaning specified in Section 2.20(a).
          “Increasing Lender” has the meaning specified in Section 2.20(b).
          “Information Memorandum” means the information memorandum dated July 2005 used by the Agent in connection with the syndication of the Commitments.
          “Initial Lenders” has the meaning specified in the preamble.
          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
               (i) a Borrower may not select any Interest Period that ends after the Termination Date;
               (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;
               (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
               (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrowers in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
          “Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.20 and each Person that shall become a party hereto pursuant to Section 10.07.

          “LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.
          “LIBO Rate Advances” means a Competitive Bid Advance bearing interest based on the LIBO Rate.
          “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          “Loan Party” means the Company, each other Borrower and each other Canadian Guarantor.
          “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole.
          “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.
          “Maturity Date” means, for each Bankers’ Acceptance or Acceptance Note comprising part of the same Drawing, the date on which the Face Amount for such Bankers’ Acceptance or Acceptance Note becomes due and payable in accordance with the provisions set forth below, which shall be a Business Day occurring 14 days, one, two, three months or six months after the date on which such Bankers’ Acceptance or Acceptance Note is purchased and/or accepted as part of any Drawing, as Lafarge Canada may select upon notice received by the Agent not later than 12:00 a.m. (Toronto time) on a Business Day at least two Business Days prior to the date on which such Bankers’ Acceptance or Acceptance Note is to be accepted and purchased (whether as a new Drawing, by renewal or by Conversion); provided, however, that:
               (a) Lafarge Canada may not select any Maturity Date for any Bankers’ Acceptance or Acceptance Note that occurs after the then scheduled Termination Date;
               (b) the Maturity Date for all Bankers’ Acceptances or Acceptance Notes comprising part of the same Drawing shall occur on the same date; and

               (c) whenever the Maturity Date for any Bankers’ Acceptance or Acceptance Note would otherwise occur on a day other than a Business Day, such Maturity Date shall be extended to occur on the next succeeding Business Day.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Non-BA Lender” shall have the meaning attributed thereto in Section 2.04(i).
          “Note” means a Revolving Credit Note, a Canadian Note or a Competitive Bid Note, as the context may require.
          “Notice of Canadian Borrowing” has the meaning specified in Section 2.02(a)(ii).
          “Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).
          “Notice of Drawing” has the meaning specified in Section 2.04(a).
          “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a)(i).
          “Obligations” has the meaning specified in Section 7.01.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced unless being contested in good faith and for which appropriate reserves are being maintained: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.

          “Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 6 under the definition of “Applicable Margin”, “Applicable Percentage” or “Applicable Utilization Fee”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating, except that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the level that is one level above the lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
          “Reference Banks” means Citibank, Wachovia Bank, National Association and BNP Paribas.
          “Register” has the meaning specified in Section 10.07(d).
          “Required Lenders” means (a) at any time prior to an acceleration of the Advances pursuant to Section 6.01, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in US Dollars at such time) of the Committed Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments or (b) at any time after an acceleration of the Advances pursuant to Section 6.01, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances (based on the Equivalent in US Dollars at such time) owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.
          “Revolving Credit Advance” means an advance by a Revolving Credit Lender to a US Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
          “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
          “Revolving Credit Commitment” means as to any Lender (a) the US Dollar amount set forth opposite such Lender’s name on the Schedule I hereto, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the US Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the US Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 10.07(d), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.20.
          “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
          “Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.
          “Revolving Credit Note” means a promissory note of the US Borrowers payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.18 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the US Borrowers to such Lender resulting from the Revolving Credit Advances made by such Lender.

          “Significant Subsidiary” means, with respect to any Person, any Subsidiary or group of Subsidiaries which, in either case, holds or owns total assets with a book value in excess of $50,000,000 or has annual revenues in excess of $50,000,000.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Subordinated Obligations” has the meaning specified in Section 8.05.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Synthetic Lease Liabilities” of a Person means any liability under any tax retention operating lease or so-called “synthetic” lease transaction, or any obligations arising with respect to any other similar transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the Consolidated balance sheets of such Person and its Subsidiaries (other than leases which do not have an attributable interest component that are not leases that have been, or should be, in accordance with GAAP, recorded as capital leases).
          “Termination Date” means the earlier of September 12, 2010 and the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.
          “Unused Canadian Commitment” means, with respect to any Canadian Lender at any time, the lesser of (a) such Lender’s Canadian Commitment at such time minus the aggregate principal amount of all Canadian Advances (including the aggregate Face Amount of all BA Advances owing to such Lender and outstanding at such time) made by such Lender and outstanding at such time and (b) such Lender’s Unused Revolving Credit Commitment at such time.
          “Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time plus (ii) such Lender’s ratable share (determined as the proportion of such Lender’s Revolving Credit Commitment to the Revolving Credit Facility at such time) of the aggregate principal amount of all Competitive Bid Advances made by the Lenders pursuant to Section 2.03 and outstanding at such time plus (iii) in the case of a Revolving Credit Lender that is (or has an Affiliate that is) a Canadian Lender, the aggregate principal amount of all Canadian Advances (including the aggregate Face Amount of all BA Advances owing to such Lender and outstanding at such time) made by such Lender and outstanding at such time, in each case, determined for Advances or Bankers’ Acceptances or Acceptance Notes denominated in Canadian Dollars by reference to the Equivalent thereof in US Dollars.
          “US Borrower” means each Borrower other than Lafarge Canada or any Subsidiary of Lafarge Canada.
          “US Dollars” and the “$” sign each means lawful currency of the United States of America.

          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
               Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
               Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
               Section 2.01. The Committed Advances and Drawings. (a) Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in US Dollars to any US Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Unused Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the US Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.12 and reborrow under this Section 2.01(a).
               (b) Canadian Prime Rate Advances. Each Canadian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Canadian Prime Rate Advances in Canadian Dollars to Lafarge Canada from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance (determined by reference to the Equivalent thereof in US Dollars on the Business Day such Advance is made) not to exceed such Lender’s Unused Canadian Commitment at such time. Each Canadian Borrowing under this Section 2.01(b) shall be in an aggregate amount of not less than CN$10,000,000 or an integral multiple of CN$1,000,000 in excess thereof and shall consist of Canadian Prime Rate Advances made on the same day by the Canadian Lenders ratably according to their respective Canadian Commitments. Within the limits of each Canadian Lender’s Unused Canadian Commitment in effect from time to time, Lafarge Canada may borrow under this Section 2.01(a), prepay pursuant to Section 2.12 and reborrow under this Section 2.01(a).
               (c) Drawings. Subject to Section 2.04(i), each Canadian Lender severally agrees, on the terms and conditions hereinafter set forth, to accept Drafts (each Draft so accepted, a “Bankers’ Acceptance”) for the account of Lafarge Canada, and to purchase such Bankers’ Acceptances or Acceptance Notes from time to time on any Business Day during the period from the Effective Date until the Termination Date having a Face Amount (determined by reference to the Equivalent thereof in US Dollars on the Business Day of such Drawing) for all such Bankers’ Acceptances or Acceptance Notes purchased by such Lender at the time of such Drawing not to exceed such Lender’s Unused Canadian Commitment at such time. Each Drawing shall be comprised solely of Canadian Dollars, shall be in an aggregate Face Amount not less than CN$10,000,000 or an integral multiple or CN$1,000,000 in excess thereof and shall consist of the creation and purchase of Bankers’ Acceptances or Acceptance Notes at or about the same time by the Canadian Lenders ratably in accordance with their respective Canadian Commitments. Within the limits of each Lender’s Unused Canadian Commitment in effect from time to time, amounts drawn by Lafarge Canada under this Section 2.01(c) and repaid or prepaid from time to time may be redrawn by Lafarge Canada under this Section 2.01(c).
               Section 2.02. Making the Committed Advances. (a) (i) Revolving Credit Borrowings. Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving

Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable US Borrower to the Agent, which shall give to each Revolving Credit Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type of Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, and (D) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Revolving Credit Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable US Borrower at the Agent’s address referred to in Section 10.02. Each US Borrower hereby authorizes the Company to deliver each Notice of Revolving Credit Borrowing on behalf of such Borrower.
               (ii) Canadian Prime Rate Borrowings. Each Canadian Prime Rate Borrowing shall be made on notice, given not later than 10:30 A.M. (Toronto time) on the date of the proposed Canadian Prime Rate Borrowing by Lafarge Canada to the Agent, which shall give to each Canadian Lender prompt notice thereof by telecopier not later than 11:30 A.M. (Toronto Time) on such date. Each such notice of a Canadian Borrowing (a “Notice of Canadian Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-3 hereto, specifying therein the requested (A) date of such Canadian Borrowing and (B) aggregate amount of such Revolving Credit Borrowing. Each Canadian Lender shall, before 1:00 P.M. (Toronto time) on the date of such Canadian Borrowing make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Canadian Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to Lafarge Canada at the Agent’s address referred to in Section 10.02 or at the applicable Payment Office, as the case be.
               (iii) BA Advances. BA Advances shall be made in accordance with Section 2.04.
               (b) Anything in subsection (a) above to the contrary notwithstanding, (i) a Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.14 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.
               (c) Each Notice of Revolving Credit Borrowing and Notice of Canadian Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the US Borrowers shall jointly and severally indemnify each Revolving Credit Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.
               (d) Unless the Agent shall have received notice from a Lender prior to the date of any Committed Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Committed Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the US Borrowers, in the case of a Revolving Credit Borrowing, or Lafarge Canada, in the case of a Canadian Borrowing, severally agree to repay (and, in the case of a Revolving Credit Borrowing, all the US Borrowers jointly and severally agree to repay) to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Advances comprising such Committed Borrowing and (ii) in the case of such Lender, the Federal Funds Rate in the case of Revolving Credit Advances or the Canadian Interbank Rate in the case of Canadian Prime Rate Borrowings. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Committed Advance as part of such Committed Borrowing for purposes of this Agreement.
          (e) The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.
          (f) If the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders on the first day of an Interest Period for any Revolving Credit Borrowing are different from the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders on the last day of such Interest Period, the Agent shall so notify the Revolving Credit Lenders and the respective Revolving Credit Advances shall be reallocated among the Revolving Credit Lenders so that, after giving effect to such reallocation, the Revolving Credit Advances comprising such Revolving Credit Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Revolving Credit Commitments on such last day. Each Revolving Credit Lender agrees that the conditions precedent set forth in Section 3.03 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.02(f).
          Section 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the US Borrowers may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that each Competitive Bid Borrowing shall not exceed the aggregate amount of the Unused Revolving Credit Commitments of the Lenders.
     (i) The Company may request on behalf of one or more US Borrowers a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Company shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the US Borrowers. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.
     (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the US Borrowers as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid

Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Revolving Credit Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time), and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.
     (iii) The Company shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:
     (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or
     (y) accept for itself or on behalf of one or more Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Company shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.
     (iv) If the Company notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.
     (v) If the Company accepts for itself or on behalf of one or more US Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 10.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and promptly after receipt by the Agent of such funds, the Agent will make such funds available to the US Borrowers at the location specified by the Company in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the dates upon which such Competitive Bid Borrowing commenced and will terminate.
     (vi) If the Company notifies the Agent that it accepts for itself or on behalf of one or more US Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the US Borrowers. The US Borrowers shall jointly and severally indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.
          (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the US Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.
          (c) Within the limits and on the conditions set forth in this Section 2.03, the US Borrowers may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.
          (d) The US Borrowers jointly and severally agree to repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The US Borrowers shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.
          (e) The US Borrowers jointly and severally agree to pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the US Borrowers jointly and severally agree to pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.
          (f) The indebtedness of the US Borrowers resulting from each Competitive Bid Advance made to any US Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note payable to the order of the Lender making such Competitive Bid Advance.

          Section 2.04. Drawings of Bankers’ Acceptances or Acceptance Notes. (a) Request for Drawing. Each Drawing shall be made on notice, given not later than 12:00 noon (Toronto time) on a Business Day at least two Business Days prior to the date of the proposed Drawing, by Lafarge Canada to the Agent, which shall give each Canadian Lender prompt notice thereof by telecopier on such date. Each notice of a Drawing (a “Notice of Drawing”) shall be in writing (including by telecopier), in substantially the form of Exhibit B-3 hereto, and shall be confirmed by telephone immediately by Lafarge Canada, specifying therein the requested (i) date of such Drawing (which shall be a Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial Maturity Date for each Bankers’ Acceptance or Acceptance Note comprising part of such Drawing; provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon Lafarge Canada) that the Drafts to be accepted and purchased as part of any Drawing cannot, due solely to the requested aggregate Face Amount thereof, be accepted and/or purchased ratably by the Canadian Lenders in accordance with Section 2.01(c), then the aggregate Face Amount of such Drawing (or the Face Amount of Bankers’ Acceptances or Acceptance Notes to be created by any Canadian Lender) shall be reduced to such lesser amount as the Agent determines will permit such Drafts comprising part of such Drawing to be so accepted and purchased and, unless Lafarge Canada shall have given written notice to the contrary to the Agent, each Canadian Lender shall fund the difference between such Lender’s ratable portion of the original aggregate Face Amount of such Drawing and the Face Amount of the Bankers’ Acceptances or Acceptance Notes to be created by such Lender after giving effect to such reduction in the form of a Canadian Prime Rate Advance, which shall be deemed for all purposes hereof to be a Committed Advance made pursuant to Section 2.01(b). The Agent agrees that it will, as promptly as practicable, notify Lafarge Canada of the unavailability of Bankers’ Acceptances or Acceptance Notes and, if applicable, of the date and the amount of each Canadian Prime Rate Advance made or to be made in accordance with the immediately preceding sentence. Each Draft in connection with any requested Drawing (A) shall be in a minimum amount of CN$1,000,000 or an integral multiple of CN$100,000 in excess thereof, and (B) shall be dated the date of the proposed Drawing. Each Canadian Lender shall, before 1:00 p.m. (Toronto time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Drawing, accept such Drafts and purchase the Bankers’ Acceptances or Acceptance Notes created thereby for the Drawing Purchase Price and shall, before 1:00 p.m. (Toronto time) on such date, make available for the account of its Applicable Lending Office to the Agent at its applicable Agent’s Account, in same day funds, the Drawing Purchase Price payable by such Lender for such Drawing less the Drawing Fee payable to such Lender with respect thereto under Section 2.05(c). Upon the fulfillment of the applicable conditions set forth in Article III, the Agent will make the funds it has received from the Lenders available to Lafarge Canada by crediting Lafarge Canada’s Account or at the applicable Agent’s Account.
          (b) Limitations on Drawings. Anything in Section 2.04(a) to the contrary notwithstanding, (i) Lafarge Canada may not select a Drawing if the obligation of the Lenders to purchase and accept Bankers’ Acceptances or Acceptance Notes shall then be suspended pursuant to Section 2.04(d) or 2.14 and (ii) Bankers’ Acceptances or Acceptance Notes having a maturity of 14 days may not be outstanding as part of more than five separate Canadian Borrowings.
          (c) Binding Effect of Notices of Drawing. Each Notice of Drawing shall be irrevocable and binding on Lafarge Canada. In the case of any proposed Drawing, Lafarge Canada shall indemnify each Canadian Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Drawing for such Drawing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Drawing Purchase Price to be paid by such Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date.
          (d) Circumstances Making Bankers’ Acceptances or Acceptance Notes Unavailable. (i) If, with respect to any proposed Drawing, the Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Drawing is delivered or is outstanding will result in no market for the Bankers’ Acceptances or Acceptance Notes to be created in connection with such Drawing or an insufficient demand for such Bankers’ Acceptances or Acceptance Notes to allow the Canadian Lenders creating such Bankers’ Acceptances to sell or trade the Bankers’ Acceptances or Acceptance Notes to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to Lafarge Canada and the Canadian Lenders, (A) the Notice of Drawing with respect to such proposed Drawing shall be cancelled and the Drawing requested therein shall not be made and (B) the right of Lafarge Canada to request a Drawing shall be suspended until the Agent shall notify Lafarge Canada that the circumstances causing such suspension no longer exist. In the case of any such cancellation of a Notice of Drawing, unless Lafarge Canada shall give written notice to the contrary to the Agent, the cancellation of any such Notice of Drawing shall be deemed to be the giving by Lafarge Canada of a Notice of Canadian Prime Rate Borrowing for Canadian Prime Rate Advances in an aggregate principal amount equal to the aggregate Face Amount of such proposed Drawing and the Canadian Lenders shall, subject to the terms and conditions hereof applicable to the making of Committed Advances, make such Advances available to Lafarge Canada, if practicable, on the same Business Day, and otherwise on the next Business Day. The Agent agrees that it will, as promptly as practicable, notify Lafarge Canada of the unavailability of Bankers’ Acceptances or Acceptance Notes and, if applicable, of the date and the amount of each Canadian Prime Rate Advance made or to be made in accordance with the immediately preceding sentence.
     (ii) Upon the occurrence and during the continuance of any Default, the obligation of the Canadian Lenders to purchase and/or accept Bankers’ Acceptances or Acceptance Notes shall be suspended.
          (e) Assumptions of the Agent. Unless the Agent shall have received notice from a Canadian Lender prior to the date of any Drawing that such Lender will not make available to it such Lender’s ratable share of such Drawing in accordance with Section 2.04(a), the Agent may assume that such Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.04(a) and the Agent may, in reliance upon such assumption, make available to Lafarge Canada on such date a corresponding amount. If and to the extent that any such Lender shall not have so made such ratable share available to the Agent, such Lender and Lafarge Canada severally agree to repay or pay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to Lafarge Canada until the date such amount is repaid or paid to the Agent, at (i) in the case of Lafarge Canada, a rate per annum equal to the BA Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Lender, the Canadian Interbank Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender’s Bankers’ Acceptance or Acceptance Note as part of such Drawing for all purposes under this Agreement.
          (f) Power of Attorney. To enable the Canadian Lenders to create Bankers’ Acceptances in accordance with Section 2.01(c) and this Section 2.04, (i) Lafarge Canada hereby irrevocably appoints each Canadian Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any Draft necessary to enable such Canadian Lender to create Bankers’ Acceptances or Acceptance Notes. All Drafts signed or endorsed on Lafarge Canada’s behalf by a Canadian Lender shall be binding on Lafarge Canada, all as if duly signed or endorsed by Lafarge Canada. Each Canadian Lender shall (i) maintain a record with respect to any Draft completed in accordance with this Section 2.04(f), voided by it for any reason, accepted and purchased or purchased pursuant to this Section 2.04(f), and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by laws which apply to such Canadian Lender and make such records available to Lafarge Canada acting reasonably. On request by Lafarge Canada, a Canadian Lender shall cancel and return to the possession of Lafarge Canada all Drafts which have been pre-signed or pre-endorsed on behalf of Lafarge Canada and which are held by such Canadian Lender and are not required to make Bankers’ Acceptances or Acceptance Notes in accordance with this Article II.
          (g) Distribution of Bankers’ Acceptances or Acceptance Notes. Bankers’ Acceptances or Acceptance Notes purchased by a Canadian Lender in accordance with the terms of Section 2.01(c) and this Section 2.04 may, in such Lender’s sole discretion, be held by such Lender for its own account until the applicable Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.
          (h) Failure to Fund in Respect of Drawings. The failure of any Canadian Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing shall not relieve any other Canadian Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing, but no Canadian Lender shall be responsible for the failure of any other Canadian Lender to fund the Drawing Purchase Price to be funded by such other Lender on the date of any Drawing.
          (i) Non-BA Lenders. Each Borrower and each Lender hereby acknowledges and agrees that from time to time certain Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept Drafts or make Bankers’ Acceptances, and the Borrowers and each Lender agree that any such Lender (a “Non-BA Lender”) may purchase Acceptance Notes of Lafarge Canada in accordance with the provisions hereof in lieu of creating Bankers’ Acceptances for its account. If Lafarge Canada requests a Canadian Borrowing by way of BA Advances, Lafarge Canada shall deliver to each Non-BA Lender an Acceptance Note having the same maturity as the Bankers’ Acceptances to be accepted as part of such Canadian Borrowing and in an amount equal to the aggregate Face Amount of the Bankers’ Acceptances such Non-BA Lender would otherwise have accepted. Each Non-BA Lender hereby agrees to purchase an Acceptance Note on the date of each Drawing at a purchase price equal to the aggregate Drawing Purchase Price that would have been applicable if Bankers’ Acceptance drafts had been accepted and purchased by such Non-BA Lender as part of such Canadian Borrowing. On the maturity date of each Acceptance Note, Lafarge Canada shall pay the applicable Non-BA Lender an amount equal to the amount of such Acceptance Note. Acceptance Notes shall be governed by the provisions of this Article II as if they were Bankers’ Acceptances.
          Section 2.05. Fees. (a) Facility Fee. The US Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2005, and on the Termination Date.
          (b) Agent’s Fees. The US Borrowers jointly and severally agree to pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
          (c) Drawing Fees. Lafarge Canada shall, on the date of each Drawing and on the date of each renewal of any outstanding Bankers’ Acceptances or Acceptance Notes, pay to the Agent for the ratable account of the Canadian Lenders accepting Drafts and purchasing Bankers’ Acceptances or Acceptance Notes, the Drawing Fee with respect to such Bankers’ Acceptances or Acceptance Notes. Lafarge Canada irrevocably authorizes each such Lender to deduct the Drawing Fee payable with respect to each Bankers’ Acceptance or Acceptance Note of such Lender from the Drawing Purchase Price payable by such Lender in respect of such Bankers’ Acceptance or Acceptance Note in accordance with Section 2.04 and to apply such amount so withheld to the payment of such Drawing Fee for the account of Lafarge Canada and, to the extent such Drawing Fee is so withheld and legally permitted to be so applied, Lafarge Canada’s obligations under the preceding sentence in respect of such Drawing Fee shall be satisfied.
          Section 2.06. Optional Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unused Canadian Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
          Section 2.07. Repayment of Committed Advances. (a) Revolving Credit Advances. The US Borrowers jointly and severally agree to repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
          (b) Canadian Prime Rate Advances. Lafarge Canada agrees to repay to the Agent for the ratable account of the Canadian Lenders on the Termination Date the aggregate principal amount of the Canadian Prime Rate Advances then outstanding.
          (c) Bankers’ Acceptances or Acceptance Notes. Lafarge Canada shall, subject to Sections 2.11(a) and 2.11(b), pay to the Agent for the ratable account of the Canadian Lenders on the Maturity Date of any Bankers’ Acceptances or Acceptance Note issued by it an amount equal to the aggregate Face Amount of all such Bankers’ Acceptances or Acceptance Notes maturing on such date; provided that Lafarge Canada shall pay such amount in the currency in which such Bankers’ Acceptances or Acceptance Notes were made. Any payment by Lafarge Canada of any Bankers’ Acceptances or Acceptance Notes in accordance with this Section 2.07(c) shall, to the extent of such payment, satisfy the obligations of Lafarge Canada under the Bankers’ Acceptances or

Acceptance Notes to which it relates and the Canadian Lender that has accepted such Bankers’ Acceptance or Acceptance Note shall, to the extent of such payment to such Lender, thereafter be solely responsible for the payment thereof.
          Section 2.08. Interest on Committed Advances. (a) Scheduled Interest. The US Borrowers jointly and severally agree to pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Revolving Credit Lender, and Lafarge Canada agrees to pay interest on the unpaid principal amount of each Canadian Prime Rate Advance, from the date of such Committed Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Committed Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Canadian Prime Rate Advances. For each Canadian Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Canadian Prime Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Canadian Prime Rate Advance shall be paid in full.
     (iii) Eurodollar Rate Advances. During such periods as such Committed Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders, shall, require the US Borrowers jointly and severally, with respect to the Revolving Credit Advances, and Lafarge Canada, with respect to Canadian Advances, to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Committed Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Committed Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following the acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
          Section 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(iii).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Revolving Credit Lenders, whereupon (i) each

Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Revolving Credit Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Revolving Credit Lenders that the circumstances causing such suspension no longer exist.
          (c) If the applicable US Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Revolving Credit Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Revolving Credit Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) (i) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,
     (A) the Agent shall forthwith notify the Company and the Revolving Credit Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,
     (B) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the US Borrowers or, at the applicable US Borrower’s option, be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (C) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          (ii) If the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and fewer than two Canadian Reference Lenders are able to furnish timely information to the Agent for determining the BA Rate for any Bankers’ Acceptances or Acceptance Notes,
     (A) the Agent shall forthwith notify Lafarge Canada and the Canadian Lenders that the interest rate cannot be determined for such Bankers’ Acceptances or Acceptance Notes, and
     (B) the obligation of the Canadian Lenders to make, or to renew, Bankers’ Acceptances or Acceptance Notes shall be suspended until the Agent shall notify Lafarge Canada and the Canadian Lenders that the circumstances causing such suspension no longer exist.
          (g) Interest Act (Canada). Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

          (h) Nominal Rates; No Deemed Reinvestment. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
          (i) Interest Paid by Lafarge Canada. Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Lafarge Canada under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Lafarge Canada and the Canadian Lenders and the amount of such payment or collection shall be refunded to Lafarge Canada. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Lenders will be prima facie evidence of such rate.
          Section 2.10. Optional Conversion of Revolving Credit Advances. Any US Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.14, Convert all or a portion of Revolving Credit Advances made to it of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable US Borrower.
          Section 2.11. Renewal and Conversion of Bankers’ Acceptances. (a) Optional Renewal. Lafarge Canada may on any Business Day, upon notice given to the Agent not later than 12:00 noon (Toronto time) on a Business Day at least two Business Days prior to the date of the proposed renewal and subject to the provisions of Section 2.14, renew all or any portion of the Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing; provided, however, that:
     (i) any renewal of Bankers’ Acceptances and Acceptance Notes shall be made only on the then existing Maturity Date therefor;
     (ii) each renewal of Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing shall be made ratably among the Canadian Lenders holding such Bankers’ Acceptances and Acceptance Notes in accordance with the respective amount of such Bankers’ Acceptances or Acceptance Note so held; and
     (iii) no renewal of any Bankers’ Acceptance or Acceptance Note may be made at any time that a Default has occurred and is continuing.
Each such notice of renewal shall, within the restrictions set forth above, specify (A) the date of such renewal (which shall be the then existing Maturity Date of such Bankers’ Acceptances and Acceptance Notes and shall be a Business Day), (B) the Bankers’ Acceptances and Acceptance Notes to be renewed, (C) if less than all of the Bankers’ Acceptances and Acceptance Notes comprising part of any Drawing are to be renewed, the aggregate Face Amount for such renewal and (D) the term to maturity of the renewed Bankers’ Acceptances and Acceptance Notes (which shall comply with the definition of “Maturity Date” in Section 1.01); provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon Lafarge Canada) that the Bankers’ Acceptances and Acceptance Notes cannot, due solely to the requested aggregate Face Amount thereof, be renewed ratably by the Canadian Lenders, the aggregate Face Amount of such renewal (or the Face Amount of Bankers’ Acceptances and Acceptance Notes to be created or accepted by any Canadian Lender) shall be reduced to such lesser amount as the Agent determines will permit such renewal to be so made and each Canadian Lender shall fund the difference between such Lender’s ratable portion of the original aggregate Face Amount of such renewal and the Face Amount of the Bankers’ Acceptances or Acceptance Notes to be created by such Lender after giving effect to such reduction in the form of a Canadian Prime Rate Advance, which shall be deemed for all purposes hereof to be a Committed Advance made pursuant to Section 2.01(b). Each notice of renewal under this Section 2.11 shall be irrevocable and binding on Lafarge Canada. Upon any renewal of Bankers’ Acceptances and Acceptance Notes comprising part of any Drawing in accordance with this Section 2.11(a), the Lenders holding the Bankers’ Acceptances or Acceptance Notes to be renewed shall exchange such maturing Bankers’ Acceptances or Acceptance Notes for new Bankers’ Acceptances or Acceptance Notes containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewal shall be applied, together with other funds, if necessary, available to Lafarge Canada, to reimburse the Bankers’ Acceptances and Acceptance Notes otherwise maturing on such date. Lafarge Canada hereby irrevocably authorizes and directs each Canadian Lender to apply the proceeds of each renewed Bankers’ Acceptance or Acceptance Note owing to it to the reimbursement, in accordance with this Section 2.11(a), of the Bankers’ Acceptances or Acceptance Notes owing to such Lender and maturing on such date.
          (b) Optional Conversion. Lafarge Canada may on any Business Day, upon notice given to the Agent not later than 12:00 noon (Toronto time) on a Business Day at least two Business Days prior to the date of the proposed Conversion and subject to the provisions of Section 2.14, Convert all or any portion of the Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing made by it to a Borrowing comprised of Canadian Prime Rate Advances; provided, however, that:
     (i) any Conversion of Bankers’ Acceptances or Acceptance Notes shall be made only on the then existing Maturity Date for such Bankers’ Acceptances or Acceptance Notes;
     (ii) each Conversion of Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing shall be made ratably among the Canadian Lenders holding such Bankers’ Acceptances and Acceptance Notes in accordance with the respective amounts of such Bankers’ Acceptances or Acceptance Notes so held; and
     (iii) no Conversion may be made if (A) the amount of the Canadian Prime Rate Advance to be made by any Lender in connection with such Conversion would exceed such Lender’s Unused Canadian Commitment in effect at the time of such Conversion.
Each such notice of Conversion shall, within the restrictions set forth above, specify (A) the date of such Conversion (which shall be the then existing Maturity Date of such Bankers’ Acceptances and Acceptance Notes and shall be a Business Day), (B) the Bankers’ Acceptances and Acceptance Notes to be Converted and (C) if less than all of the Bankers’ Acceptances and Acceptance Notes comprising part of any Drawing are to be Converted, the aggregate Face Amount of such Conversion. Each notice of Conversion under this Section 2.11 shall be irrevocable and binding on Lafarge Canada. Upon any Conversion of Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing in accordance with this Section 2.11(b), the obligation of Lafarge Canada to reimburse the Lenders under Section 2.15 in respect of the Bankers’ Acceptances and Acceptance Notes otherwise maturing on such date shall, to the extent of such conversion, be Converted to an obligation to reimburse the Canadian Lenders making the Canadian Prime Rate Advances made in respect of such maturing Bankers’ Acceptances and Acceptance Notes on such date ratably in accordance with the amount of the Canadian Prime Rate Advances held by such Lender at the time of reimbursement. Lafarge Canada hereby irrevocably authorizes and directs each Canadian Lender to apply the net proceeds of each Canadian Prime Rate Advance made by such Lender pursuant to this Section 2.11(b) to the reimbursement of the Bankers’ Acceptances or Acceptance Notes owing to such Lender and maturing on such date.
          (c) Mandatory Conversion. If any Default shall have occurred and be continuing or if Lafarge Canada shall fail (i) to deliver a properly completed notice of renewal under Section 2.11(b) or a properly completed notice of Conversion under Section 2.13(b) indicating its intention to renew or to Convert any maturing Bankers’ Acceptances or Acceptance Notes or (ii) to reimburse the Canadian Lenders for any Bankers’ Acceptances and Acceptance Notes comprising part of the same Drawing pursuant to Section 2.07, the Agent will forthwith so notify Lafarge Canada and the Canadian Lenders, whereupon each such Bankers’ Acceptance and Acceptance Note will automatically, on the then existing Maturity Date of such Bankers’ Acceptances and Acceptance Notes, Convert into a Canadian Prime Rate Advance.
          Section 2.12. Prepayments of Revolving Credit Advances. (a) Optional. The applicable US Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the US Borrowers jointly and severally agree to, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the US Borrowers shall be obligated, jointly and severally, to reimburse the Revolving Credit Lenders in respect thereof pursuant to Section 10.04(c).
          (b) Mandatory. (i) If, on any date, the Agent notifies the Company that the sum of (A) the aggregate principal amount of all Advances denominated in US Dollars then outstanding plus (B) the Equivalent in US Dollars (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in Canadian Dollars then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid. The Agent shall give prompt notice of any prepayment required under this Section 2.12(b) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
          (ii) If, on any date, the Agent notifies the Company that the Equivalent in US Dollars (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in Canadian Dollars then outstanding exceeds 105% of the aggregate Canadian Commitments of the Lenders on such date, Lafarge Canada shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Canadian Advances owing by Lafarge Canada in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Canadian Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Canadian Advances prepaid. If no Canadian Prime Rate Advances are then outstanding, or if after the prepayment of all Canadian Prime Rate Advances then outstanding the aggregate principal amount of all Advances denominated in Canadian Dollars exceeds 100% of the aggregate Canadian Commitments, an amount equal to the aggregate Face Amount of Bankers’ Acceptances and Acceptance Notes having a Face Amount equal to such excess over 100% of the aggregate Canadian Commitments shall be deposited by Lafarge Canada into the Cash Collateral Account until the Maturity Date of each such Bankers’ Acceptance or Acceptance Note and upon the Maturity Date of any Bankers’ Acceptance and Acceptance Note in respect of which any such deposit has been made, the Agent shall be, and hereby is, authorized (without notice to or any further action by Lafarge Canada) to apply such amount (or the applicable portion thereof) to the reimbursement of such Bankers’ Acceptance and Acceptance Note. The Agent shall give prompt notice of any prepayment required under this Section 2.12(b) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
          (iii) Each prepayment made pursuant to this Section 2.12(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance or a LIBO Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable US Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 10.04(b).

          Section 2.13. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be (A) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances, (B) any increase in the cost to any Canadian Lender of agreeing to perform or of performing its obligations under this Agreement under or in respect of Bankers’ Acceptances or Acceptance Notes or (C) any reduction in any amount payable to, or any increase in any payment required to be made by, or any forgiveness or reduction of effective return to, any Canadian Lender under this Agreement under or in respect of any Bankers’ Acceptances or Acceptance Notes (excluding for purposes of this Section 2.13 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.16 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to accept, purchase and/or discount Bankers’ Acceptances or Acceptance Notes hereunder and other commitments of such type or the purchase and/or acceptance and maintenance of Bankers’ Acceptances or Acceptance Notes, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to accept, purchase and/or discount Bankers’ Acceptances or Acceptance Notes or to the purchase and/or acceptance and maintenance of Bankers’ Acceptances or Acceptance Notes hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.14. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          (b) Notwithstanding any other provision of this Agreement, if the introduction of or any change in the interpretation of any law or regulation (including, without limitation, any change in acceptance limits imposed on any Lender) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Canadian Lender or any of their respective BA Lending Offices to perform its obligations hereunder to complete and accept Drafts, to purchase Bankers’ Acceptances or Acceptance Notes or to continue to fund or maintain Bankers’ Acceptances or Acceptance Notes hereunder, then, upon notice thereof and demand therefor by such Lender to Lafarge Canada through the Agent (i) an amount equal to the aggregate Face Amount of all Bankers’ Acceptances or Acceptance Notes outstanding at such time shall, upon such demand (which shall only be made if deemed necessary by the applicable Lender to comply with applicable law), be deposited by Lafarge Canada into the Cash Collateral Account until the Maturity Date of each such Bankers’ Acceptance, (ii) upon the Maturity Date of any Bankers’ Acceptance or Acceptance Note in respect of which any such deposit has been made, the Agent shall be, and hereby is, authorized (without notice to or any further action by Lafarge Canada) to apply such amount (or the applicable portion thereof) to the reimbursement of such Bankers’ Acceptance or Acceptance Note and (iii) the obligation of the Lenders to complete and accept Drafts and/or to purchase Bankers’ Acceptances or Acceptance Notes shall be suspended until the Agent shall notify Lafarge Canada that such Lender has determined that the circumstances causing such suspension no longer exist.
          Section 2.15. Payments and Computations. (a) The US Borrowers shall make each payment, irrespective of any right of counterclaim or set-off, hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent in US Dollars at the applicable Agent’s Account in same day funds. Lafarge Canada shall make each payment, irrespective of any right of counterclaim or set-off, hereunder not later than 11:00 A.M. (Toronto time) on the day when due to the Agent in Canadian Dollars at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.13, 2.16 or 10.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) Each Borrower hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
          (c) All computations of interest based on the Base Rate and the Canadian Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of facility fees shall be made by the Agent on the basis of a year of 360 days and all computations of interest based on the BA Rate shall be made by the Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the Notes or in respect of Bankers’ Acceptances or Acceptance Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, in the case of amount denominated in US Dollars, at the Federal Funds Rate or, in the case of amounts denominated in Canadian Dollars, at the Canadian Interbank Rate.
          Section 2.16. Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes or in respect of any Bankers’ Acceptances or Acceptance Notes shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or in respect of a Bankers’ Acceptance or Acceptance Note being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of a Bankers’ Acceptance or Acceptance Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or in respect of a Bankers’ Acceptance or Acceptance Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or in respect of a Bankers’ Acceptance or Acceptance Note (hereinafter referred to as “Other Taxes”).
          (c) The US Borrowers shall jointly and severally indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.16) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes or in respect of a Bankers’ Acceptance or Acceptance Note by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person or a corporation organized under the laws of Canada or any political subdivision thereof, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or in respect of any Bankers’ Acceptances or Acceptance Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.16(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.16(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (h) Each Canadian Lender hereby certifies that it is a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or that payments of interest to it by Lafarge Canada are otherwise exempt from Canadian withholding taxes. Each Person that becomes a Canadian Lender hereafter shall promptly deliver to Lafarge Canada and the Agent a certificate as to whether such Person is a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or that payments of interest to it by Lafarge Canada are otherwise exempt from Canadian withholding taxes. If any such Canadian Lender is not a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or otherwise not exempt from the payment of Canadian withholding taxes on interest payments to it, such Lender shall not be entitled to payments hereunder with respect to taxes imposed under Part XIII of the Income Tax Act (Canada) and such interest payments will be net of any applicable withholding taxes required to be withheld and remitted by the payor.
          Section 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Committed Advances owing to it and under any Bankers’ Acceptances or Acceptance Notes (other than pursuant to Section 2.13, 2.16 or 10.04(c)) in excess of its ratable share of payments on account of the Committed Advances and under any Bankers’ Acceptances or Acceptance Notes obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Committed Advances owing to them and the Bankers’ Acceptances or Acceptance Notes issued or purchased by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
          Section 2.18. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Committed Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Committed Advances. The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note or a Canadian Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Committed Advances owing to, or to be made by, such Lender, the applicable Borrowers shall promptly execute and deliver to such Lender a Revolving Credit Note or a

Canadian Note, as the case may be, payable to the order of such Lender in a principal amount up to the applicable Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.
          Section 2.19. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely for general corporate purposes of the Borrowers.
          Section 2.20. Increase in the Aggregate Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $50,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,000,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.
          (b) The Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent.
          (c) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.20(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit

Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by the amount by which each Increasing Lender has given notice to the Agent pursuant to Section 2.20(b) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Company; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in Section 2.20(a) and in the immediately preceding sentence of this Section 2.20(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Revolving Credit Lenders for the account of their respective Applicable Lending Offices in an amount to each other Revolving Credit Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          Section 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) There shall have occurred no Material Adverse Change since December 31, 2004.
     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.
     (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them reasonably to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have reasonably requested.
     (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
     (e) The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
     (f) The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).
     (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of each Initial Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
     (i) The Revolving Credit Notes and Canadian Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.18.
     (ii) Certified copies of the resolutions of the Board of Directors of each Initial Borrower authorizing this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (iii) A certificate of the Secretary or an Assistant Secretary of each Initial Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (iv) A favorable opinion of Timothy Power, Vice President and Associate General Counsel for the Company, and an opinion of counsel of Lafarge Canada, substantially in the form of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.
     (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

     (i) The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under (A) the 3-Year Credit Agreement dated as April 16, 2004, as amended, among the Company, the borrowers and the lenders parties thereto and Citibank, as agent, and (B) the 5-Year Credit Agreement dated as of April 18, 2002, as amended, among the Company, the lenders parties thereto and Citibank, as agent; and each of the Lenders that is a party to either such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.
          Section 3.02. Conditions Precedent to the Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Revolving Credit Advance to each Designated Subsidiary following its designation as a Borrower hereunder pursuant to Section 10.08 on the occasion of the initial Borrowing thereby is subject to the Agent’s receipt on or before the date of such initial Borrowing of each of the following, in form and substance satisfactory to the Agent and dated such date:
     (a) The Designation Letter of such Designated Subsidiary, in substantially the form of Exhibit E hereto.
     (b) A Revolving Credit Note of such Designated Subsidiary to the extent requested by any Lender pursuant to Section 2.18.
     (c) A certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary certifying (A) appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto), and (B) the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder.
     (d) A favorable opinion of counsel for such Designated Subsidiary reasonably acceptable to the Agent, in substantially the form of Exhibit D hereto with modifications appropriate to such Designated Subsidiary, and addressing such other matters as any Lender through the Agent may reasonably request.
     (e) Such other documents, opinions and other information as any Lender, through the Agent, may reasonably request.
          Section 3.03. Conditions Precedent to Each Committed Borrowing, Drawing and Commitment Increase. The obligation of each Lender to make a Committed Advance on the occasion of each Committed Borrowing or to purchase, accept or renew a Bankers’ Acceptance or Acceptance Note and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Committed Borrowing, Drawing or such Commitment Increase (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Canadian Borrowing, Notice of Drawing, request for Commitment Increase and the acceptance by the applicable Borrower of the proceeds of such Committed Borrowing or Drawing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or Drawing or such Commitment Increase such statements are true):
     (i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Committed Borrowing, Drawing or Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, and
     (ii) no event has occurred and is continuing, or would result from such Committed Borrowing, Drawing or Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
          Section 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):
     (a) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,
     (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and
     (c) no event has occurred and no circumstance exists as a result of which the information concerning the Borrowers that has been provided to the Agent and each Lender by the Borrowers in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          Section 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:
     (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     (b) The execution, delivery and performance by each Loan Party of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws (or similar organizational documents) or (ii) law or any contractual restriction binding on or affecting such Loan Party.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes to be delivered by it.
     (d) This Agreement has been, and each of the Notes or guarantee supplements to be delivered by it when delivered hereunder will have been, duly executed and delivered by such Loan Party. This Agreement is, and each of the Notes and guarantee supplements when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party intended to be a party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     (e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2005, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2005, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2004, there has been no Material Adverse Change.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.
     (g) No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (h) Each Borrower and its Subsidiaries are in compliance with Regulations T, U and X. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     (i) Neither any Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
     (j) The Borrowers and their Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     (k) On the date of this Agreement, the Borrowers and their Subsidiaries have good title, free of all Liens other than those permitted by Section 5.02(a) to all of the property and assets reflected in the Company’s most recent consolidated financial statements provided to the Agent as owned by the Borrowers and their Subsidiaries.
     (l) Each Borrower and each of its Subsidiaries owns or possesses all material patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the future conduct of its business, without any known material conflict with the rights of others.
     (m) In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Borrowers, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrowers and their Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental laws cannot reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.01(b) hereto, neither any Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any foreign or domestic, federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     (n) Neither any Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by and “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person, in each case within the meaning of the Investment Company Act of 1940, as amended.
     (o) Neither any Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     (p) The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE V
COVENANTS
          Section 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, which, if violated, could reasonably be expected to have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that such Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither such Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lenders.
     (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
     (i) Conduct of Business. Carry on and conduct its business, and cause each of its Subsidiaries to carry on and conduct its business, in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or lines of business reasonably related thereto.
     (j) Reporting Requirements. The Company shall furnish to the Lenders:
     (i) (A) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP; and
     (B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Lafarge Canada, the Consolidated balance sheet of Lafarge Canada and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Lafarge Canada and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Lafarge Canada as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of Lafarge Canada as to compliance with the terms of this Agreement;
     (ii) (A) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP; and
     (B) as soon as available and in any event within 90 days after the end of each fiscal year of Lafarge Canada, a copy of the annual audit report for such year for Lafarge Canada and its Subsidiaries, containing the Consolidated balance sheet of Lafarge Canada and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Lafarge Canada and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that any Borrower sends to any of its securityholders, and copies of all reports and registration statements that any Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f);
     (vi) not later than August 31 of each year, notice of all Significant Subsidiaries of the Company determined by reference to the Company’s financial position as of December 31 of the immediately preceding calendar year; and
     (vii) not later than August 31 of each year, notice of all Significant Subsidiaries of Lafarge Canada determined by reference to Lafarge Canada’s financial position as of December 31 of the immediately preceding calendar year; and

     (viii) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
Reports and financial statements required to be delivered by Company pursuant to clauses (i), (ii) and (iv) of this subsection (j) shall be deemed to have been delivered on the date on which the Company posts such reports, or reports containing such financial statements, on its website on the Internet at www.lafarge-na.com, at www.sec.gov or at such other website identified by the Company in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Company shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (i), (ii) and (iv) of this subsection (j) on the date (x) such information is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Company and (y) such posting is notified to the Lenders (it being understood that the Company shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).
     (k) Additional Borrowers. Not later than 30 days after the delivery of the notice required to be delivered pursuant to Section 5.01(j)(vi), designate each Significant Subsidiary of the Company that is organized under the laws of a jurisdiction in the United States and is not prior to such date a Borrower under this Agreement to become a Designated Subsidiary in accordance with Section 10.08; provided that Sierra Bay Receivables, Inc., a Nevada corporation, shall not be required to become a Borrower under this Agreement.
     (l) Additional Canadian Guarantors. Not later than 30 days after the delivery of the notice required to be delivered pursuant to Section 5.01(j)(vii), designate each Significant Subsidiary of the Company that is organized under the laws of a jurisdiction in Canada and is not prior to such date a Canadian Guarantor under this Agreement (other than LCI-Warren Merger Inc.) to duly execute and deliver to the Agent a Guaranty Supplement in substantially the form of Exhibit F hereto, and deliver to the Agent: (i) a certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Subsidiary certifying (A) appropriate resolutions of the board of directors (or persons performing similar functions) of such Subsidiary approving this Agreement, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement (copies of which shall be attached thereto), and (B) the names and true signatures of the officers of such Subsidiary authorized to sign the Guaranty Supplement of such Subsidiary and the other documents to be delivered by such Subsidiary hereunder and (ii) a favorable opinion of counsel for such Subsidiary reasonably acceptable to the Agent, in substantially the form of Exhibit D hereto with modifications appropriate to such Subsidiary, and addressing such other matters as any Lender through the Agent may reasonably request.
          Section 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Borrower will:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens,
     (ii) purchase money Liens upon or in any assets acquired or held by such Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such assets or to secure Debt incurred solely for the purpose of financing the acquisition of such assets, or Liens existing on such assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such assets) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any assets of any character other than the assets being acquired, and no such extension, renewal or replacement shall extend to or cover any assets not theretofore subject to the Lien being extended, renewed or replaced,

     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with such Borrower or any Subsidiary of such Borrower or becomes a Subsidiary of such Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary,
     (v) (v) Liens on cash and cash equivalents securing obligations under Hedge Agreements, provided that the aggregate amount of cash and cash equivalents subject to such Liens shall not exceed $5,000,000 at any time outstanding,
     (vi) without duplication of clause (ii) above, Liens, if any, arising in connection with receivables securitization programs, in any aggregate principal amount not to exceed $300,000,000 at any time outstanding (for purposes of this clause (vi), the “principal amount” of a receivables securitization program shall mean the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts),
     (vii) other Liens securing Debt in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, and
     (viii) the replacement, extension or renewal of any Lien permitted by clause (ii), (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company, (ii) any Subsidiary of the Company may merge into or dispose of assets to the Company and (iii) any Subsidiary of the Company may merge into any other Person so long as such the surviving Person is a Subsidiary of the Company, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Subsidiary Debt. The Company shall not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt or to issue or have outstanding any preferred stock, except:
     (i) Debt under this Agreement or any Notes;
     (ii) Debt or preferred stock outstanding on the date hereof,
     (iii) Debt or preferred stock of a Subsidiary issued to and held by the Company or a wholly-owned Subsidiary of the Company,
     (iv) Debt or preferred stock of any corporation existing at the time such corporation becomes a Subsidiary of the Company and not created in contemplation of such event,
     (v) Invested Amounts not to exceed $250,000,000 at any time outstanding,

     (vi) refinancing, extension, renewal or refunding of any Debt or preferred stock permitted by the foregoing clauses (ii) though (iv), and
     (vii) other Debt or preferred stock in an aggregate principal amount not to exceed $250,000,000 at any time outstanding.
    (d) Hedge Agreements. Enter into, or permit any of its Subsidiaries to enter into, any Hedge Agreements other than Hedge Agreements pursuant to which such Borrower or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.
          Section 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:
    (a) Leverage Ratio. Maintain a ratio of Consolidated Debt to Consolidated Debt plus shareholders’ equity of not greater than 0.50 : 1.00:
    (b) Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio of Consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended to interest payable on, and amortization of debt discount in respect of, all Debt during such period by the Company and its Subsidiaries of not less than 3.0 : 1.0.
ARTICLE VI
EVENTS OF DEFAULT
          Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
    (a) Any Borrower shall fail to pay any principal of any Advance or any portion of any Bankers’ Acceptance or Acceptance Note when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
    (b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
    (c) (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (j), 5.02 or 5.03 on its part to be performed or observed, or (ii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Agent or any Lender; or
    (d) Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $15,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
    (e) The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
    (f) Judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
    (g) Lafarge S.A. shall own directly or indirectly 50% or less of the outstanding shares of Voting Stock of the Company ; or the Company shall own directly or indirectly 50% or less of the outstanding shares of Voting Stock of any Borrower; or
    (h) The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following that, individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances or to accept and/or purchase Bankers’ Acceptances or Acceptance Notes to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
          Section 6.02. Actions in Respect of Bankers’ Acceptances and Acceptance Notes upon Default. If any Event of Default shall have occurred and be continuing, the Agent shall at the request, or may with the consent, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise make demand upon Lafarge Canada to, and forthwith upon such demand, Lafarge Canada will, pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Face Amount of all Bankers’ Acceptances and Acceptance Notes then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Lafarge Canada under any bankruptcy laws, Lafarge Canada shall immediately pay to the Agent on behalf of the Canadian Lenders for deposit in the Cash Collateral Account, an amount equal to the aggregate Face Amount of all Bankers’ Acceptances and Acceptance Notes then outstanding, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Lafarge Canada. If at any time the Agent determines that any funds held in such Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders that the total amount of such funds is less than the aggregate face amount of all outstanding Bankers’ Acceptances and Acceptance Notes, Lafarge Canada agrees to, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such aggregate face amount of all outstanding Bankers’ Acceptances and Acceptance Notes over (ii) the total amount of funds, if any, then held in the Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.
ARTICLE VII
JOINT AND SEVERAL OBLIGATIONS
          Section 7.01. Obligations Joint and Several. (a) Each US Borrower hereby absolutely, unconditionally and irrevocably agrees that all obligations of any US Borrower hereunder, now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (all such obligations, the “Obligations”), shall be joint and several obligations of all the US Borrowers, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement or any Note. Without limiting the generality of the foregoing, each US Borrower’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by any other US Borrower to the Agent or any Lender under or in respect of this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other US Borrower.
          (b) Each US Borrower, and by its acceptance of this Agreement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Article VII and the Obligations of each US Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Article VII and the Obligations of each US Borrower hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the US Borrowers hereby irrevocably agree that the Obligations of each US Borrower under this Article VII at any time shall be limited to the maximum amount as will result in the Obligations of such US Borrower under this Article VII not constituting a fraudulent transfer or conveyance.
          (c) Each US Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Agreement or any Note, such US Borrower will contribute, to the maximum extent permitted by law, such amounts to each other US Borrower so as to maximize the aggregate amount paid to the Lenders under or in respect of this Agreement and the Notes.
          Section 7.02. Joint and Several Nature of Obligations Absolute. Each US Borrower agrees that this Article VII will be observed strictly in accordance with its terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of this Article VII or the rights of any Lender with respect thereto. The Obligations of each US Borrower under or in respect of this Agreement are independent of the Obligations of any other US Borrower under or in respect of this Agreement or the Notes, and a separate action or actions may be brought and prosecuted against each US Borrower to enforce this Agreement, irrespective of whether any action is brought against any other US Borrower or whether any other US Borrower is joined in any such action or actions. The liability of each US Borrower under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and each US Borrower hereby irrevocably waives, to the fullest extent permitted by law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of this Agreement or any Note or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other obligations of any US Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any US Borrower or any of its Subsidiaries or otherwise;
          (c) any change, restructuring or termination of the corporate structure or existence of any US Borrower or any of its Subsidiaries;
          (d) any failure of any Lender to disclose to any US Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other US Borrower now or hereafter known to such Lender (each US Borrower waiving any duty on the part of the Lenders to disclose such information);
          (e) the failure of any other Person to execute or deliver this Agreement, any Credit Agreement Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any US Borrower with respect to the Obligations; or
          (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any US Borrower.
This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any US Borrower or otherwise, all as though such payment had not been made.
          Section 7.03. Waivers and Acknowledgments. (a) Each US Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Article VII and any requirement that any Lender exhaust any right or take any action against any other US Borrower or any other Person.
          (b) Each US Borrower hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that this Article VII is continuing in nature and applies to all Obligations, whether existing now or in the future.
          (c) Each US Borrower hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such US Borrower or other rights of such US Borrower to proceed against any of the other US Borrowers or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such US Borrower hereunder.
          (d) Each US Borrower hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such US Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other US Borrower now or hereafter known by such Lender.
          (e) Each US Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in this Article VII are knowingly made in contemplation of such benefits. Each US Borrower further acknowledges that it has, independently and without reliance upon any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, including the provisions of this Article VII, and the Notes to which it is or is to be a party, and such US Borrower has established adequate means of obtaining from each other US Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other US Borrower.
          Section 7.04. Subrogation. Each US Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other US Borrower that arise from the existence, payment, performance or enforcement of such US Borrower’s Obligations under or in respect of this Agreement or the Notes, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other US Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other US Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Agreement and the Notes shall have been paid in full and the Commitments shall have expired or been terminated. If any amount shall be paid to any US Borrower in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all the Obligations and all other amounts payable under this Agreement and the Notes and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such US Borrower and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Agreement and the Notes, whether matured or unmatured, in accordance with the terms of this Agreement. If (i) any US Borrower shall make payment to any Lender of all or any part of the Obligations, (ii) all of the Obligations and all other amounts payable under this Agreement and the Notes shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Lenders will, at such US Borrower’s request and expense, execute and deliver to such US Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such US Borrower of an interest in the Obligations resulting from such payment made by such US Borrower pursuant to this Agreement.
          Section 7.05. Continuing Obligations. Without prejudice to the survival of any of the other agreements of any US Borrower under this Agreement or any Note, the agreements and obligations of each US Borrower contained in Section 7.01 (with respect to enforcement expenses), the last sentence of Section 7.02 and this Section 7.05 shall survive the payment in full of the Obligations and all of the other amounts payable under this Agreement and the Notes.
          Section 7.06. Non-applicability to Lafarge Canada. For the avoidance of doubt, this Article VII applies only to the US Borrowers, and Lafarge Canada shall have no liability with respect to any obligations of any US Borrower under this Agreement.
ARTICLE VIII
GUARANTY
          Section 8.01. Guaranty; Limitation of Liability. (a) Each Canadian Guarantor hereby absolutely, unconditionally and irrevocably, jointly and severally, guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of Lafarge Canada now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Canadian Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Lafarge Canada to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Lafarge Canada. Each Canadian Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection.

          (b) Each Canadian Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Canadian Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Canadian Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Canadian Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Canadian Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Canadian Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any other guaranty, such Canadian Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Canadian Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of this Agreement.
          Section 8.02. Guaranty Absolute. Each Canadian Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Canadian Guarantors under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of Lafarge Canada under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Canadian Guarantors to enforce this Guaranty, irrespective of whether any action is brought against Lafarge Canada or whether Lafarge Canada is joined in any such action or actions. The liability of the Canadian Guarantors under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Canadian Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of this Agreement, the Notes or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Lafarge Canada under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Lafarge Canada or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
          (d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of Lafarge Canada under this Agreement or any Notes or any other assets of Lafarge Canada or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of Lafarge Canada or any of its Subsidiaries;
          (f) any failure of the Agent or any Lender to disclose to any Canadian Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Lafarge Canada now or hereafter known to the Agent or such Lender (each Canadian Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

          (g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or
          (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, Lafarge Canada or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Lafarge Canada or otherwise, all as though such payment had not been made.
          Section 8.03. Waivers and Acknowledgments. (a) Each Canadian Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Lafarge Canada or any other Person or any collateral.
          (b) Each Canadian Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Canadian Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Canadian Guarantor or other rights of such Canadian Guarantor to proceed against Lafarge Canada, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Each Canadian Guarantor hereunder.
          (d) Each Canadian Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Canadian Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Lafarge Canada or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
          (e) Each Canadian Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
          Section 8.04. Subrogation. Each Canadian Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Lafarge Canada or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Canadian Guarantor’s obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any other or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Lafarge Canada or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Bankers’ Acceptances and Acceptance Notes shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Canadian Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Bankers’ Acceptances and Acceptance Notes, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Canadian Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Canadian Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Bankers’ Acceptances and Acceptance Notes shall have expired or been terminated, the Agent and the Lenders will, at the request and expense or such Canadian Guarantor, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Canadian Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Canadian Guarantor pursuant to this Guaranty.
          Section 8.05. Subordination. Each Canadian Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Canadian Guarantor by Lafarge Canada (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.05:
          (a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Lafarge Canada), such Canadian Guarantor may receive regularly scheduled payments from Lafarge Canada on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Lafarge Canada), however, unless the Required Lenders otherwise agree, such Canadian Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to Lafarge Canada, such Canadian Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Canadian Guarantor receives payment of any Subordinated Obligations.
          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Lafarge Canada), such Canadian Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Canadian Guarantor under the other provisions of this Guaranty.
          (d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Lafarge Canada), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of such Canadian Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require such Canadian Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          Section 8.06. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Canadian Guarantor hereunder, and each reference in this Guaranty to a “Canadian Guarantor” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

          Section 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Bankers’ Acceptances and Acceptance Notes, (b) be binding upon each Canadian Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Canadian Commitments, the Canadian Advances owing to it and the Canadian Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.07. No Canadian Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE IX
THE AGENT
          Section 9.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.
          Section 9.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.20 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
          Section 9.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any Subsidiary of any Borrower and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Company or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
          Section 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          Section 9.05. Indemnification. The Lenders severally and not jointly agree to indemnify the Agent (in its capacity as Agent to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          Section 9.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          Section 9.07. Other Agents. Each Lender and each Borrower hereby acknowledges that none of the syndication agent, the joint arrangers and joint bookrunners nor any other Lender designated as any “Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.
ARTICLE X
MISCELLANEOUS
     Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 10.01 or (iii) release any Canadian Guarantor pursuant to its guaranty under Article VIII hereof, and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) increase the Commitments of such Lender or subject such Lender to any additional obligations, (iii) reduce or subordinate the principal of, or interest or rate on, the Advances or any fees or other amounts payable hereunder to such Lender, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender or (v) reduce or limit the obligations of the Company under Section 8.01 or release the Company or otherwise limit the Company’s liability with respect to the obligations of Lafarge Canada hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.
          Section 10.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), by electronic mail confirmed immediately in writing, if to any Borrower, c/o the Company at its address at 12950 Worldgate Drive, Herndon, Virginia 20170, Attention: Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent; provided that materials required to be delivered pursuant to Section 5.01(j)(i), (ii) and (iv) shall be delivered to the Agent as specified in Section 10.02(b) or as otherwise specified to the Company by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) Materials required to be delivered pursuant to Section 5.01(j)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          (d) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to the Company shall constitute effective notice to the Borrowers or to any such Borrower, including the Company and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to Section 2.10 may be delivered by any Borrower or by the Company, on behalf of any other Borrower. Each Initial Borrower (other than the Company) and each Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with this Section 10.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of the Company to give any notice referred to therein to any such Initial Borrower or any such Designated Subsidiary, as the case may be, to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by the Company, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.
          Section 10.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 10.04. Costs and Expenses. (a) The Borrowers agree jointly and severally to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree jointly and severally to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 10.04(a).
          (b) The Borrowers agree jointly and severally to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.10(d) or (e), 2.12 or 2.14, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by any Borrower pursuant to

Section 10.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.13, 2.16 and 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          Section 10.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
          Section 10.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.
          Section 10.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.13 or 2.16 or upon a reasonable determination by the Company that a change in law or circumstances has created a reasonable likelihood that such Lender will make a demand pursuant to Section 2.13 or 2.16 and only if no Event of Default has occurred and is continuing) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 10.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 10.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Borrowers except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender, and (vii) each such assignment shall be made with the consent, not to be unreasonably withheld, of the Agent and the Company, provided that any Lender may, without the approval of the Borrowers and the Agent, assign all or a portion of its rights to any of its Affiliates so long as such assignment does not result in any increased cost to, or obligation of, the Borrowers. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.13, 2.16 and 10.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.
          (d) The Agent shall maintain at its address referred to in Section 10.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Lender may sell participations to one or more banks or other entities (other than any Borrower or any Affiliate of any Borrower) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to such Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          Section 10.08. Designated Subsidiaries. (a) Designation. The Company may at any time and from time to time by delivery to the Agent of a Designation Letter, duly executed by the Company and a wholly owned Subsidiary organized under the laws of a jurisdiction in the United States and in substantially the form of Exhibit F hereto, designate such Subsidiary as a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Article III and after such Designation Letter is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of each such Designated Subsidiary.
          (b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations of any Borrower (other than the Company or any Borrower that is a Significant Subsidiary of the Company that is organized under the laws of a jurisdiction in the United States) under this Agreement and the Notes issued by it, then, so long as at such time such Borrower has not submitted a Notice of Revolving Credit Borrowing or a Notice of Competitive Bid Borrowing, such Borrower’s status as a Borrower shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall promptly deliver to the Lenders following its receipt of such a request from the Company). Thereafter, the Lenders shall be under no further obligation to make any Revolving Credit Advances to such Borrower.
          Section 10.09. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Company, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 10.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          Section 10.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          Section 10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrowers shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
          Section 10.13. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in US Dollars or Canadian Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase US Dollars or Canadian Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
          (b) The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.
          Section 10.14. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon The Prentice-Hall Corporation System, Inc. at its offices at 80 State Street, Albany, New York 12207-2543 (the “Process Agent”) and each Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 10.02, with a copy addressed to the Law Department. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Section 10.15. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
[Signatures follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LAFARGE NORTH AMERICA INC.
By:	/s/ Kevin Grant
Title: Vice President

LAFARGE CANADA INC.
By:	/s/ Kevin Grant
Title: Vice President

LAFARGE MIDWEST INC.
By:	/s/ Kevin Grant
Title: Vice President

LAFARGE SOUTHWEST INC.
By:	/s/ Timothy Power
Title: Vice President

LAFARGE WEST INC.
By:	/s/ Timothy Power
Title: Vice President

LAFARGE PRESQUE ISLE INC.
By:	/s/ Kevin Grant
Title: Vice President

LAFARGE MID-ATLANTIC INC.
By:	/s/ Kevin Grant
Title: Vice President

REDLAND QUARRIES NY, INC.
By:	/s/ Kevin Grant
Title: Vice President

WMI FINANCE CORPORATION
By:	/s/ Kevin Grant
Title: Vice President

CITIBANK, N.A., As Agent
By:	/s/ Brigitte Vuong
Title: Vice President

Initial Lenders
Administrative Agent

CITIBANK, NA., as Lender
By:	/s/ Brigitte Vuong
Title: Vice President

CITIBANK, NA., CANADIAN BRANCH, as Canadian Lender
By:	/s/ Niyousha Zarinpour
Title: Authorized Signer

Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Andrew Phelps
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Canadian Lender
By:	/s/ Andrew Phelps
Title: Vice President
Documentation Agents

BNP PARIBAS, as Lender
By:	/s/ Jerome D’Humieres
Title: Director

By:	/s/ Nanette Baudon
Title: Vice President

BNP PARIBAS, (CANADA), as Canadian Lender
By:	/s/ Frank L. Shaw
Title: Managing Director

By:	/s/ Edouard Sinor
Title: Vice President

JPMORGAN CHASE BANK N.A., as Lender
By:	/s/ Peter M. Hayes
Title: Vice President

JPMORGAN CHASE BANK N.A., TORONTO BRANCH, as Canadian Lender
By:	/s/ Christine Chan
Title: Vice President

SUNTRUST BANK., as Lender
By:	/s/ Van Knick
Title: Vice President

Senior Managing Agents

BAYERISCHE LANDESBANK, as Lender
By:	/s/ Michael Jakob
Title: Vice President

By:	/s/ Norman McClave
Title: First Vice President

BANK OF MONTREAL, CHICAGO BRANCH, as Lender
By:	/s/ Bruce Pietka
Title: Vice President

BANK OF MONTREAL, as Canadian Lender
By:	/s/ TK Hayes
Title: Vice President

ROYAL BANK OF SCOTLAND PLC, as Lender
By:	/s/ Grover Fitch
Title: Senior Vice President

THE BANK OF NOVIA SCOTIA, as Lender and a Canadian Lender

By:	/s/ Todd Meller
Title: Managing Director

SOCIÉTÉ GÉNÉRALE, as Lender
By:	/s/ Anne Marie Dumoriter
Title: Director

SOCIÉTÉ GÉNÉRALE, as Canadian Lender
By:	/s/ Francois Laliberte
Title: Managing Director

By:	/s/ David Baldoni
Title: Managing Director

BANK OF AMERICA, N.A., as Lender
By:	/s/ Bryan A. Smith
Title: Vice President

BANK OF AMERICA, N.A., Canada Branch, as Canadian Lender
By:	/s/ Medina Sales de Andrade
Title: Assistant Vice President

Lenders WELLS FARGO BANK, as Lender
By:	/s/ Lori Ross
Title: Vice President

WELLS FARGO FINANCIAL CORPORATION CANADA, as Canadian Lender
By:	/s/ Nick Scarfo
Title: Vice President

THE BANK OF NEW YORK, as Lender
By:	/s/ David Parker
Title: Vice President

MANUFACTURES AND TRADERS TRUST COMPANY, as Lender
By:	/s/ David Diluigi
Title: Vice President